For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
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www.thewalkingcompany.com
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CONTACT:
Laura Russell
Investor Information
(805) 963-8727, extension 1360 laurar@bigdogs.com

For Immediate Release:
January 27, 2005


                             BIG DOG HOLDINGS, INC.
                             ----------------------
                    REPORTS SALES FOR FOURTH QUARTER AND 2004
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SANTA BARBARA, CALIFORNIA--January 27, 2005--Big Dog Holdings, Inc. NASDAQ:
BDOG; www.bigdogs.com; www.thewalkingcompany.com), today reported sales results for its fourth quarter and year ended December 31, 2004. The sales for the fourth quarter and year ended December 31, 2004 include the sales from The Walking Company ("TWC") which business was acquired on March 3, 2004. TWC is the leading specialty retailer of high-quality, technically designed comfort shoes and accessories.

Consolidated net sales for the fourth quarter were $55.7 million, a 61% increase as compared to $34.7 million in the same quarter of 2003. Our consolidated net sales increased primarily due to the addition of approximately $23.4 million of revenue from our TWC operations. The Company had a total of 262 stores opened (188 Big Dog stores and 74 Walking Company stores) at the end of the period, as compared with 203 Big Dog stores on December 31, 2003. Comparable retail store sales increased 6.3% for the quarter (2.9% decline for the Big Dogs chain and 21.2% increase for the TWC chain.) Consolidated net sales for the year ended December 31, 2004 (which included 10 months for TWC) were $161.4 million, a 56% increase, as compared to $103.8 million in 2003. Comparable retail store sales increased 3.4% for the year (1.9% decline for the Big Dogs chain and 12.7% increase for the TWC chain.) The Company is estimating cash balances, net of debt, in excess of $3 million at year end. Gross margins and operating expenses appear to be in line with the Company's expectations. Final audited results, including net income, for 2004 will not be available until late March 2005.

Commenting on the preliminary sales results, CEO Andrew Feshbach stated, "We are pleased with the results of The Walking Company for the fourth quarter and for the entire year. We believe the positive sales results are attributable to a combination of factors but most notably the comparison against the financially distressed condition of the company (operating under chapter 11) in the fall and holiday period of 2003. Other factors leading to improved results include better inventory on hand at the store level, new marketing initiatives and better execution of our business in our stores and at the distribution center. In regard to our Big Dogs business, we continue to see the same trends we have experienced for several years. These include reduced traffic at outlet malls and further retail price deflation in apparel particularly with basic (non-graphic) merchandise.

Looking forward in 2005 we expect continued improvement and hope to achieve additional comparative store sales increases and operational efficiencies. In addition, we have begun to open new Walking Company stores with our first new store opening in December in a suburb of Seattle, WA. We anticipate a new store opening plan for 2005 of approximately 10 stores. At Big Dogs, we continue to manage our cost structure in light of the lack of growth at the store unit level. Also, we have begun a strategy to further shift our emphasis to higher-margined graphic apparel and improved brand management and reduce our reliance on planned markdowns and discounting."

Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS(R) brand image is one of quality, value and fun. The BIG DOGS(R) brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 188 retail stores, Big Dogs markets its products through its catalog, internet and corporate sales accounts. The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort shoes and accessories that features premium brands such as ECCO, Mephisto, Dansko, Birkenstock and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. The Walking Company operates 74 stores in premium malls across the nation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995-
This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements, including without limitation statements regarding our expectations, beliefs, intentions or strategies. The factors that may affect the outcome of such forward-looking statements include
(i) changes in consumer preferences, (ii) factors affecting store traffic, (iii) competition from other companies, and (iv) the ability to retain key personnel. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.